Exhibit 23.2



                       CONSENT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Shareholders
CFB Bancshares, Inc.:


We hereby consent to the inclusion in this registration statement on Form SB-1 of our report, dated January 17, 2002, on our audit of the consolidated balance sheets of Citizens First Bank and subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of income, comprehensive income, changes in shareholders' equity, and cash flows for the years ended December 31, 2001, 2000, and 1999. We also consent to the reference of our firm under the caption "Experts."




/s/ Pugh & Company, P.C.
------------------------
Pugh & Company, P.C.
Knoxville, Tennessee
January 13, 2003